ACKNOWLEDGEMENT AND AGREEMENT

Re:	Acquisition Agreement dated December 23, 2004 (“Acquisition Agreement”) between Goldcorp Inc. (“Goldcorp”) and Wheaton River Minerals Ltd. (“Wheaton”)

Date:	January 20, 2005

     WHEREAS subsection 7.6(b) of the Acquisition Agreement provides that “provided that Goldcorp has received all regulatory waivers, consents and approvals that are necessary to permit Goldcorp to convene the Goldcorp Meeting, and provided further that Goldcorp is not otherwise prohibited from convening the Goldcorp Meeting, Goldcorp will convene the Goldcorp Meeting prior to February 4, 2005”;

     AND WHEREAS Goldcorp has given notice to the Goldcorp Shareholders (as defined in the Acquisition Agreement) that the Goldcorp Meeting (as defined in the Acquisition Agreement) will be held on January 31, 2005 (the “Original Goldcorp Meeting Date”);

     AND WHEREAS section 2.6 of the Acquisition Agreement provides, among other things, that “[t]he initial Expiry Time will be 12:01 a.m. (Vancouver time) on the 36th calendar day after the date on which the Offer Documents are mailed to Wheaton Shareholders”;

     AND WHEREAS section 2.8 of the Acquisition Agreement permits the Offeror (as defined in the Acquisition Agreement) to extend the Expiry Time (as defined in the Acquisition Agreement) in the circumstances set out in such section 2.8;

     NOW THEREFORE IN CONSIDERATION of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby acknowledge and agree as follows:

1. Wheaton acknowledges and agrees that, on or prior to the Original Goldcorp Meeting Date, Goldcorp will seek to adjourn or postpone the Goldcorp Meeting from the Original Goldcorp Meeting Date to February 10, 2005.

2. Wheaton acknowledges and agrees that the Offer (as defined in the Acquisition Agreement) will be amended or varied by Goldcorp to provide that the initial Expiry Time will be 5:00 p.m. (Vancouver time) on February 14, 2005.

3. Each of the parties hereto hereby agrees to sign any further documents, or do any further acts, that may be required to give full effect to the foregoing.

Page 2.
Acknowledgement and Agreement

4. Except as above provided, each of the parties hereto hereby agrees that the terms and conditions of the Acquisition Agreement shall remain in full force and effect unamended and are hereby confirmed in all respects.

     IN WITNESS WHEREOF Goldcorp and Wheaton have caused this Acknowledgement and Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GOLDCORP INC.
By:	/s/ Robert R. McEwen
Robert R. McEwen
Chief Executive Officer

WHEATON RIVER MINERALS LTD.
By:	/s/ Ian W. Telfer
Ian W. Telfer
Chief Executive Officer